Exhibit 99.1

Contact: Yvonne Gill
July 1, 2008	570-724-0247
yvonneg@cnbankpa.com
Citizens & Northern Corporation Joins Russell 3000 Index
July 1, 2008 Wellsboro, PA —Citizens & Northern Corporation has joined the broad-market Russell 3000® Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008, according to the final list of additions posted on www.russell.com.
Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means Citizens & Northern Corporation is also included in the small-cap Russell 2000® Index as well as appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.
Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania, and through the Citizens Trust Company locations in Coudersport, Emporium and Port Allegany. Citizens Trust Company can be found on the worldwide web at www.citizenstrustcompany.com. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.